Exhibit 99.1

NEWS RELEASE

Pactiv Evergreen Reports Fourth Quarter 2023 Financial Results

Delivered solid financial performance and exceeded guidance

Fourth Quarter 2023 Financial Highlights:

•
Total Net Revenues of $1,274 million for the fourth quarter of 2023 were down 14% compared to $1,476 million in the fourth quarter of 2022 and down 8% compared to $1,379 million in the third quarter of 2023.
•
Net Income from continuing operations of $22 million for the fourth quarter of 2023 compared to $27 million in the fourth quarter of 2022 and $28 million in the third quarter of 2023.
•
Adjusted EBITDA1 of $207 million for the fourth quarter of 2023 compared to $167 million in the fourth quarter of 2022 and $227 million in the third quarter of 2023.
•
Diluted earnings per share from continuing operations of $0.12 for the fourth quarter of 2023 compared to $0.15 in the fourth quarter of 2022 and $0.15 in the third quarter of 2023.
•
Adjusted EPS1 of $0.33 for the fourth quarter of 2023 compared to $0.17 in the fourth quarter of 2022 and $0.32 in the third quarter of 2023.

Full Year 2023 Financial Highlights:

•
Total Net Revenues of $5,510 million for the year ended December 31, 2023 were down 11% compared to $6,220 million in the prior year.
•
Net Loss from continuing operations of $222 million for the year ended December 31, 2023 compared to net income from continuing operations of $319 million in the prior year.
•
Adjusted EBITDA1 of $840 million for the year ended December 31, 2023 compared to $785 million in the prior year.
•
Diluted loss per share from continuing operations of $1.28 for the year ended December 31, 2023 compared to diluted earnings per share of $1.77 in the prior year.
•
Adjusted EPS1 of $0.96 for the year ended December 31, 2023 compared to $0.81 in the prior year.

LAKE FOREST, Ill., (February 29, 2024) - Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”) today reported results for the fourth quarter of 2023. Michael King, President and Chief Executive Officer of Pactiv Evergreen, said, “This was a pivotal year for Pactiv Evergreen. The Company’s commitment to operational excellence and profitable growth helped offset the headwinds we encountered throughout the year. Our teams demonstrated agility and discipline, allowing the Company to exceed its financial goals while also delivering for customers. The Company made significant progress on multiple fronts of its transformational journey in 2023, and I cannot thank our employees enough for their hard work. Looking ahead to 2024, the Company plans to initiate the next phase of its strategic transformation through a footprint optimization plan, which will include the rationalization of a portion of the Company’s production capacity. We expect these actions to generate significant annual cost savings and better align resources and capabilities with customers’ needs as the Company targets sustainable growth opportunities.”

Jon Baksht, Chief Financial Officer of Pactiv Evergreen, added, “We are proud of the Company’s ability to deliver consistent improvement in its profitability profile. During the year, the Company achieved significant progress against its long-term financial priorities. Notably, the Company reduced its total debt by $550 million, which improves its ability to invest in strategic opportunities that strengthen the business. Looking ahead, our team remains committed to actively managing costs and driving operational excellence initiatives across the organization. We believe those efforts, coupled with the solid momentum sustained to date, positions the Company for profitable growth in 2024. The strength of the balance sheet and our ability to consistently generate cash gives us confidence in the Company’s ability to navigate macroeconomic volatility, profitably grow through inflationary cycles and deliver solid returns for shareholders.”

1 Adjusted EBITDA and Adjusted EPS are non-GAAP measures. All references to Adjusted EBITDA and Adjusted EPS are references to Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations, respectively. Refer to their definitions in the discussion on non-GAAP financial measures and the accompanying reconciliations below.

Footprint Optimization

On February 29, 2024, the Company announced a restructuring plan approved by the Board of Directors to optimize its manufacturing and warehousing footprint (the “Footprint Optimization”) that is expected to improve operating efficiency and result in estimated run rate cost savings of $35 million by 2026. The Company expects to incur capital expenditures of $40 million to $45 million primarily during 2024 and 2025, to execute its plan. Additionally, the Company expects to incur total cash restructuring charges of $50 million to $65 million and total non-cash restructuring charges of $20 million to $40 million primarily during 2024 and 2025. The estimated ranges of restructuring charges are provisional and include significant management judgments and assumptions that could change materially as the Company executes the Footprint Optimization. Actual results may differ from these estimates, and the execution of the Footprint Optimization could result in additional restructuring charges or impairments not reflected above.

Beverage Merchandising Restructuring Update

On March 6, 2023, the Company announced the Beverage Merchandising Restructuring, a plan to take significant restructuring actions related to its legacy Beverage Merchandising operations. During 2023, the Company closed its Canton, North Carolina mill and its Olmsted Falls, Ohio converting facility and reorganized its management structure by combining its Beverage Merchandising and Food Merchandising businesses. During the fourth quarter, the Company continued to explore strategic alternatives related to its Pine Bluff, Arkansas mill and Waynesville, North Carolina facility.

For the year ended December 31, 2023, the Company incurred $324 million of non-cash charges, including $9 million in the fourth quarter, and currently expects to incur total non-cash charges in the range of $325 million to $330 million. These non-cash charges are related to the acceleration of depreciation of property, plant and equipment and other non-cash charges. The Company also incurred $146 million of cash-based charges for the year ended December 31, 2023, including $26 million in the fourth quarter, related to severance and associated benefits and exit, disposal and other transition costs and currently expects to incur total cash-based charges in the range of $150 million to $160 million.

These charges include certain estimates that are provisional and include significant management judgments and assumptions that could change materially as the Company completes the execution of its plan. Actual results may differ from these estimates, and the completion of the plan could result in additional restructuring charges or impairments not reflected above.

Fourth Quarter 2023 Results vs. Fourth Quarter 2022 Results

Total net revenues in the fourth quarter of 2023 were $1,274 million compared to $1,476 million in the fourth quarter of 2022. The decrease was primarily due to the closure of our Canton, North Carolina mill during the second quarter of 2023, lower sales volume, unfavorable pricing due to the contractual pass-through of lower material costs and unfavorable mix. Lower sales volume in the Food and Beverage Merchandising segment, mostly due to a focus on value over volume, was partially offset by higher volumes in the Foodservice segment.

Net income from continuing operations was $22 million, or $0.12 per diluted share, in the fourth quarter of 2023 compared to $27 million, or $0.15 per diluted share, in the fourth quarter of 2022. The decrease was largely due to $38 million of restructuring, asset impairment and other related charges, mainly driven by the Beverage Merchandising Restructuring, and a $13 million increase in income tax expense from improved profitability. These decreases were partially offset by $28 million in higher gross profit and a $15 million decrease in selling, general and administrative expenses due to lower employee-related costs and the impact of cost savings from the Beverage Merchandising Restructuring.

Adjusted EBITDA1 was $207 million and Adjusted EPS1 was $0.33 in the fourth quarter of 2023 compared to $167 million and $0.17, respectively, in the fourth quarter of 2022. The increases in Adjusted EBITDA1 and Adjusted EPS1 were primarily attributable to lower material costs, net of costs passed through, and lower transportation costs, partially offset by higher manufacturing costs.

Segment Results

Foodservice

	For the Three Months Ended December 31,				Components of Change in Net Revenues
(In millions, except for %)	2023	2022	Change	Change %	Price/Mix	Volume
Total segment net revenues	$626	$633	$(7)	(1)%	(4)%	3%
Segment Adjusted EBITDA	$112	$85	$27	32%
Segment Adjusted EBITDA margin(2)	18%	13%
(2)
For each segment, segment Adjusted EBITDA margin is calculated as segment Adjusted EBITDA divided by total segment net revenues.

The decrease in net revenues was mostly due to unfavorable pricing, largely driven by lower material costs, partially offset by higher sales volume.

The increase in Adjusted EBITDA was mainly due to lower material costs, net of costs passed through, higher sales volume and lower transportation costs, partially offset by higher manufacturing costs.

Food and Beverage Merchandising

	For the Three Months Ended December 31,				Components of Change in Net Revenues
(In millions, except for %)	2023	2022	Change	Change %	Price/Mix	Volume	Mill Closure	FX
Total segment net revenues	$653	$872	$(219)	(25)%	(4)%	(7)%	(15)%	1%
Segment Adjusted EBITDA	$113	$109	$4	4%
Segment Adjusted EBITDA margin	17%	13%

The decrease in net revenues was driven by the closure of our Canton, North Carolina mill, lower sales volume, mostly due to a focus on value over volume, and unfavorable mix.

The increase in Adjusted EBITDA was due to lower material costs, net of costs passed through, and lower transportation costs, partially offset by lower sales volume, the closure of our Canton, North Carolina mill and higher manufacturing costs.

Fourth Quarter 2023 Results vs. Third Quarter 2023 Results

Net revenues in the fourth quarter of 2023 were $1,274 million compared to $1,379 million in the third quarter of 2023. The decrease was primarily due to lower sales volume due to a focus on value over volume in the Food and Beverage Merchandising segment and seasonal trends in the Foodservice segment.

Net income from continuing operations was $22 million, or $0.12 per diluted share, in the fourth quarter of 2023 compared to $28 million, or $0.15 per diluted share, in the third quarter of 2023. The decrease was primarily due to $28 million in lower gross profit, largely driven by lower sales volume, and a $10 million increase in restructuring, asset impairment and other related charges. These decreases were partially offset by a $20 million decrease in tax expense due to a decline in profitability and certain discrete benefits recognized during the current period.

Adjusted EBITDA1 was $207 million and Adjusted EPS1 was $0.33 in the fourth quarter of 2023 compared to $227 million and $0.32, respectively, in the third quarter of 2023. The decrease in Adjusted EBITDA1 was mainly due to lower sales volume which was partially offset by lower material costs, net of costs passed through. The increase in Adjusted EPS1 was largely due to the aforementioned decline in tax expense.

Segment Results

Foodservice

	For the Three Months Ended				Components of Change in Net Revenues
(In millions, except for %)	December 31, 2023	September 30, 2023	Change	Change %	Price/Mix	Volume
Total segment net revenues	$626	$675	$(49)	(7)%	—%	(7)%
Segment Adjusted EBITDA	$112	$117	$(5)	(4)%
Segment Adjusted EBITDA margin	18%	17%

The decrease in net revenues was largely due to lower sales volume which was attributable to seasonal trends.

The decrease in Adjusted EBITDA was due to lower sales volume and higher manufacturing costs, partially offset by lower material costs, net of costs passed through.

Food and Beverage Merchandising

	For the Three Months Ended				Components of Change in Net Revenues
(In millions, except for %)	December 31, 2023	September 30, 2023	Change	Change %	Price/Mix	Volume
Total segment net revenues	$653	$712	$(59)	(8)%	(1)%	(7)%
Segment Adjusted EBITDA	$113	$130	$(17)	(13)%
Segment Adjusted EBITDA margin	17%	18%

The decrease in net revenues was mostly due to lower sales volume which was mainly attributable to a focus on value over volume.

The decrease in Adjusted EBITDA was due to lower sales volume and higher manufacturing costs, partially offset by lower material costs, net of costs passed through.

Balance Sheet and Cash Flow Highlights

The Company continues to deliver on its commitment to strengthen its balance sheet. Since December 31, 2022, the Company reduced its total outstanding debt by $550 million, and Net Debt3 also declined. Net cash flow provided by operating activities was positive while Free Cash Flow3 was negative during the fourth quarter of 2023. The Company’s Board of Directors declared a fourth quarter 2023 dividend on February 27, 2024 of $0.10 per share of common stock, payable on March 29, 2024 to shareholders of record as of March 15, 2024.

(In millions)	As of December 31, 2023	(In millions)	For the Three Months Ended December 31, 2023
Total outstanding debt	$3,586	Net cash flow provided by operating activities	$81
Cash and cash equivalents	(164)	Capital expenditures	(107)
Net Debt[3]	$3,422	Free Cash Flow[3]	$(26)

3 Net Debt and Free Cash Flow are non-GAAP measures. Refer to their definitions in the discussion on non-GAAP financial measures below.

Outlook

“I am extremely proud of the Company’s performance and the positive momentum our team generated in 2023. Looking ahead to 2024, we intend to make further progress on the Company’s transformational journey by continuing to focus on operational excellence and executing on our footprint optimization plan. With that backdrop, the Company is providing 2024 Adjusted EBITDA1 guidance in the range of $850 million to $870 million, with between $160 million and $170 million for the first quarter,” said Mr. King.

The Company has not reconciled the non-GAAP measure Adjusted EBITDA1 to the GAAP measure net income (loss) on a forward-looking basis in this release because the Company does not provide guidance for certain of the reconciling items on a consistent basis, including but not limited to items relating to restructuring, asset impairment and other related charges, depreciation and amortization expense, net interest expense and income taxes, which would be required to include a reconciliation of Adjusted EBITDA1 to GAAP net income (loss), as the Company is unable to quantify these amounts without unreasonable efforts.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on March 1, 2024 at 8:30 a.m. U.S. Eastern Time. Investors interested in participating in the live call may register for the call here. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com/financial-information/sec-filings under “News & Events.” The Company may from time to time use this Investor Relations website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. The Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

Note to Investors Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our guidance as to our future financial and operational results and growth prospects, our ability to navigate macroeconomic volatility and the expected timelines and amount and type of cash and non-cash charges that we expect to incur in connection with the Footprint Optimization and the Beverage Merchandising Restructuring and the timing thereof. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on our expectations and projections about future events as of the date of this press release and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements, including, among others, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission, or SEC. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement the Company makes. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as otherwise required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company uses the following financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted EBITDA, Adjusted EPS, Free Cash Flow and Net Debt.

The Company defines Adjusted EBITDA as net income (loss) from continuing operations calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange gains or losses on cash and gains or losses on certain legal settlements.

The Company defines Adjusted EPS as diluted (loss) earnings per share (“EPS”) from continuing operations calculated in accordance with GAAP adjusted for the after-tax effect of certain items, including but not limited to restructuring, asset impairment and other related charges, gains on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange losses on cash and gains or losses on certain legal settlements.

The Company defines Free Cash Flow as net cash provided by operating activities, less capital expenditures.

The Company defines Net Debt as the sum of current and long-term debt, less cash and cash equivalents.

The Company has provided herein a reconciliation of (i) net income (loss) from continuing operations to Adjusted EBITDA, (ii) diluted EPS from continuing operations to Adjusted EPS, (iii) net cash provided by operating activities to Free Cash Flow and (iv) total debt to Net Debt, in each case representing the most directly comparable GAAP financial measures.

The Company presents Adjusted EBITDA to assist in comparing performance from period to period and as a measure of operational performance. It is a key measure used by its management team to generate future operating plans, make strategic decisions and incentivize and reward its employees. In addition, its management and Chief Operating Decision Maker, who is the President and Chief Executive Officer, use the Adjusted EBITDA of each reportable segment to evaluate its respective operating performance. Accordingly, the Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as its management and Board of Directors. Like Adjusted EBITDA, management believes Adjusted EPS is useful to investors, analysts and others to facilitate operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the items noted above.

The Company presents Free Cash Flow to assist in comparing liquidity from period to period and to provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, and also, as with Adjusted EBITDA, to generate future operating plans, make strategic decisions and incentivize and reward its employees. The Company believes that this measure is useful to investors in evaluating cash available to service and repay debt, make other investments and pay dividends. The Company presents Net Debt as a supplemental measure to review the liquidity of its operations and measure the Company’s credit position and progress toward leverage targets. The Company also believes that investors find this measure useful in evaluating its debt levels.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP metrics may not be the same as or comparable to similar non-GAAP financial measures presented by other companies. Because of these and other limitations, you should consider them alongside other financial performance measures, including our net income and other GAAP results. In addition, in evaluating Adjusted EBITDA, Adjusted EPS and other metrics derived from them, you should be aware that in the future the Company will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and Adjusted EPS and you should not infer from our presentation of Adjusted EBITDA and Adjusted EPS that our future results will not be affected by these expenses or any unusual or non-recurring items.

Contact:

Curt Worthington

847.482.2040

InvestorRelations@pactivevergreen.com

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Income (Loss)

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended			For the Years Ended December 31,
	December 31, 2023	September 30, 2023	December 31, 2022	2023	2022
Net revenues	$1,184	$1,286	$1,364	$5,124	$5,783
Related party net revenues	90	93	112	386	437
Total net revenues	1,274	1,379	1,476	5,510	6,220
Cost of sales	(1,021)	(1,098)	(1,251)	(4,777)	(5,223)
Gross profit	253	281	225	733	997
Selling, general and administrative expenses	(133)	(137)	(148)	(536)	(583)
Restructuring, asset impairment and other related charges	(38)	(28)	—	(171)	(58)
Other income (expense), net	1	(3)	2	2	281
Operating income from continuing operations	83	113	79	28	637
Non-operating (expense) income, net	(2)	(2)	(3)	(8)	49
Interest expense, net	(57)	(61)	(60)	(245)	(218)
Income (loss) from continuing operations before tax	24	50	16	(225)	468
Income tax (expense) benefit	(2)	(22)	11	3	(149)
Income (loss) from continuing operations	22	28	27	(222)	319
Income from discontinued operations, net of income taxes	—	2	—	2	1
Net income (loss)	22	30	27	(220)	320
Income attributable to non-controlling interests	(1)	(1)	(1)	(3)	(2)
Net income (loss) attributable to Pactiv Evergreen Inc. common shareholders	$21	$29	$26	$(223)	$318
Earnings (loss) per share attributable to Pactiv Evergreen Inc. common shareholders
From continuing operations
Basic	$0.12	$0.15	$0.15	$(1.28)	$1.77
Diluted	$0.12	$0.15	$0.15	$(1.28)	$1.77
From discontinued operations
Basic	$—	$0.01	$—	$0.02	$0.01
Diluted	$—	$0.01	$—	$0.02	$—
Total
Basic	$0.12	$0.16	$0.15	$(1.26)	$1.78
Diluted	$0.12	$0.16	$0.15	$(1.26)	$1.77

Weighted-average shares outstanding - basic	179.1	178.7	178.2	178.7	177.8
Weighted-average shares outstanding - diluted	180.0	179.7	179.0	178.7	178.4

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of December 31, 2023	As of September 30, 2023	As of December 31, 2022
Assets
Cash and cash equivalents	$164	$233	$531
Accounts receivable, net	426	470	448
Related party receivables	35	38	46
Inventories	852	846	1,062
Other current assets	112	116	132
Total current assets	1,589	1,703	2,219
Property, plant and equipment, net	1,511	1,469	1,773
Operating lease right-of-use assets, net	263	276	262
Goodwill	1,815	1,815	1,815
Intangible assets, net	1,004	1,019	1,064
Other noncurrent assets	213	164	173
Total assets	6,395	6,446	7,306
Liabilities
Accounts payable	$300	$329	$388
Related party payables	7	10	6
Current portion of long-term debt	15	18	31
Current portion of operating lease liabilities	64	63	65
Income taxes payable	11	5	6
Accrued and other current liabilities	399	447	418
Total current liabilities	796	872	914
Long-term debt	3,571	3,593	4,105
Long-term operating lease liabilities	217	225	209
Deferred income taxes	244	255	319
Long-term employee benefit obligations	57	59	60
Other noncurrent liabilities	161	138	146
Total liabilities	$5,046	$5,142	$5,753
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,345	1,300	1,548
Non-controlling interests	4	4	5
Total equity	1,349	1,304	1,553
Total liabilities and equity	$6,395	$6,446	$7,306

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Operating Activities:
Net income (loss)	$22	$30	$(139)	$(133)	$27
Adjustments to reconcile net income (loss) to operating cash flows:
Depreciation and amortization	82	85	259	174	84
Deferred income taxes	(26)	—	(28)	(39)	(14)
Unrealized losses (gains) on derivatives	1	(1)	(1)	2	—
Asset impairment and restructuring related non-cash charges (net of reversals)	12	3	9	32	—
Gain on sale of businesses and noncurrent assets	1	—	1	—	—
Non-cash portion of employee benefit obligations	1	3	3	1	3
Non-cash portion of operating lease expense	20	20	19	21	20
Other non-cash items, net	9	11	10	6	8
Change in assets and liabilities:
Accounts receivable, net	51	(3)	46	(53)	79
Inventories	(7)	75	47	61	58
Accounts payable	(28)	(15)	(38)	11	(45)
Operating lease payments	(20)	(19)	(20)	(21)	(20)
Accrued and other current liabilities	(52)	43	(28)	10	(21)
Other assets and liabilities	15	6	(13)	16	(6)
Net cash provided by operating activities	81	238	127	88	173
Investing Activities:
Acquisition of property, plant and equipment	(107)	(62)	(53)	(63)	(89)
Disposal of businesses and joint venture equity interests, net of cash disposed	—	—	—	1	(6)
Other investing activities	2	9	(1)	2	1
Net cash used in investing activities	(105)	(53)	(54)	(60)	(94)
Financing Activities:
Long-term debt repayments	(24)	(229)	(182)	(112)	(95)
Dividends paid to common shareholders	(17)	(18)	(18)	(18)	(17)
Other financing activities	(5)	(3)	(2)	(5)	(2)
Net cash used in financing activities	(46)	(250)	(202)	(135)	(114)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(4)	4	1	2
Decrease in cash, cash equivalents and restricted cash	(70)	(69)	(125)	(106)	(33)
Cash, cash equivalents and restricted cash, including amounts classified as held for sale, as of beginning of the period(1)	257	326	451	557	590
Cash, cash equivalents and restricted cash as of end of the period	$187	$257	$326	$451	$557
Cash, cash equivalents and restricted cash are comprised of:
Cash and cash equivalents	164	233	302	427	531
Restricted cash classified as other current assets	2	—	—	—	—
Restricted cash classified as other noncurrent assets	21	24	24	24	24
Cash and cash equivalents classified as assets held for sale	—	—			2
Cash, cash equivalents and restricted cash as of end of the period	$187	$257	$326	$451	$557

(1) Included $7 million of cash and cash equivalents classified as current assets held for sale as of September 30, 2022. During the year ended December 31, 2023, we revised the presentation of restricted cash balances on our condensed consolidated statements of cash flows to include restricted cash in the beginning and ending balances for all periods presented. As of December 31, 2023, our condensed consolidated balance sheet included $2 million and $21 million of restricted cash classified as current and noncurrent assets, respectively. For all other periods presented, our condensed consolidated balance sheet included $24 million of restricted cash classified as noncurrent assets.

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Reportable segment net revenues
Foodservice	$626	$675	$633
Food and Beverage Merchandising	653	712	872
Other	—	—	6
Intersegment revenues	(5)	(8)	(35)
Total net revenues	$1,274	$1,379	$1,476

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA to Adjusted EBITDA

(in millions)

(unaudited)

	For the Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Reportable segment Adjusted EBITDA
Foodservice	$112	$117	$85
Food and Beverage Merchandising	113	130	109
Other	—	—	(1)
Unallocated	(18)	(20)	(26)
Adjusted EBITDA (Non-GAAP)	$207	$227	$167

Pactiv Evergreen Inc.

Reconciliations of Net Income (Loss) from Continuing Operations to Adjusted EBITDA and Diluted EPS from Continuing Operations to Adjusted EPS

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended						For the Years Ended December 31,
	December 31, 2023		September 30, 2023		December 31, 2022		2023		2022
	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net loss to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS
Net income (loss) from continuing operations / Diluted EPS from continuing operations (Reported GAAP Measure)	$22	$0.12	$28	$0.15	$27	$0.15	$(222)	$(1.28)	$319	$1.77
Income tax expense (benefit)	2		22		(11)		(3)		149
Interest expense, net	57		61		60		245		218
Depreciation and amortization (excluding restructuring-related charges)	80		81		84		327		339
Beverage Merchandising Restructuring charges(1)	35	0.16	32	0.15	—	—	470	2.15	—	—
Other restructuring and asset impairment charges (reversals)	6	0.03	—	—	—	—	6	0.03	58	0.32
Loss (gain) on sale of businesses and noncurrent assets	1	—	—	—	—	—	2	0.01	(266)	(1.17)
Non-cash pension expense (income)(2)	2	0.01	2	0.01	3	0.01	8	0.03	(49)	(0.12)
Unrealized losses (gains) on commodity derivatives	1	—	(1)	—	—	—	1	—	4	—
Foreign exchange losses on cash	2	0.01	2	0.01	1	—	6	0.02	3	0.01
Gain on legal settlement	—	—	—	—	—	—	—	—	(15)	(0.11)
Business integration costs	—	—	—	—	—	—	—	—	6	0.03
Operational process engineering-related consultancy costs(3)	—	—	—	—	2	0.01	—	—	9	0.03
Executive transition charges	—	—	—	—	—	—	—	—	2	0.02
Costs associated with legacy sold facility	—	—	—	—	—	—	—	—	6	0.03
Other	(1)	—	—	—	1	—	—	—	2	—
Adjusted EBITDA / Adjusted EPS(4) (Non-GAAP Measure)	$207	$0.33	$227	$0.32	$167	$0.17	$840	$0.96	$785	$0.81

(1)
Reflects charges related to the Beverage Merchandising Restructuring, including $274 million of accelerated depreciation expense for the year ended December 31, 2023.
(2)
Reflects the non-cash pension expense (income) related to our employee benefit plans.
(3)
Reflects the costs incurred to evaluate and improve the efficiencies of our manufacturing and distribution operations.
(4)
Income tax expense (benefit), interest expense, net and depreciation and amortization (excluding restructuring-related charges) are not adjustments from diluted EPS to calculate Adjusted EPS. Adjustments were tax effected using the applicable statutory or effective income tax rate for each period. For the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, the tax effect of the adjustments were income of $0.05 per diluted share, income of $0.03 per diluted share and income of $0.02 per diluted share, respectively. For the years ended December 31, 2023 and 2022, the tax effect of the adjustments were income of $0.52 per diluted share and a loss of $0.39 per diluted share, respectively.